Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 14, 2008, accompanying the consolidated financial statements and Schedule II and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Intevac, Inc and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Intevac, Inc and subsidiaries on Forms S-8 (File Nos. 33-99648, 33-65421, 333-50166, 333-106960, 333-109260, 333-125523, 333-134422, and 333-143418) pertaining to the 1995 Stock Option/Stock Issuance Plan, the 2003 Employee Stock Purchase Plan and the 2004 Equity Incentive Plan and in the Registration Statements on Forms S-3 (File Nos. 333-24275, and 333-124978).
/s/ GRANT THORNTON LLP
San Jose, California
March 14, 2008